Exhibit 10.29
Summary of Director Compensation

Compensation paid to non-employee directors
Annual retainer	$50,000
Annual restricted stock award	$75,000	(1)
Annual stock option grant	$35,000	(1)
Stock option grant upon initial election or appointment	Prorated(2)
Restricted stock grant upon initial election or appointment	Prorated(2)
Attendance at Board meetings in excess of 10 meetings in a given year	$1,500	(3)

Compensation for attendance at committee meetings (in person or by phone)
Audit Committee	$1,250
Compensation Committee	$1,000
Nominating and Governance Committee	$1,000

Additional compensation for Board and Committee chairpersons
Non-employee Board Chair
Annual retainer	$35,000
Annual restricted stock award	$30,000	(1)
Annual stock option grant	$15,000	(1)
Audit Committee (if not Board Chair)	$10,000
Compensation Committee (if not Board Chair)	$10,000
Nominating and Governance Committee (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual option grant and restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

(3)	Each one-year period is measured from the date of one annual meeting of stockholders to the next annual meeting of stockholders, beginning with the 2008 Annual Meeting of Stockholders.
Directors shall be paid cash compensation on a quarterly basis. Directors will also be reimbursed for reasonable Coinstar related travel expenses.